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                               [WINDMERE-DURABLE LETTERHEAD]


FOR IMMEDIATE RELEASE


                                                 Contact:  Cindy Solovei
                                                           Treasurer
                                                           (305) 362-2611


         WINDMERE-DURABLE HOLDINGS, INC, RECEIVES NOTICE ON SALTON/MAXIM'S STOCK PURCHASE TO CLOSE JULY 27, 1998


MIAMI LAKES, Fla., (July 20,1998) - Windmere-Durable Holdings, Inc. (NYSE:WND) announced today that Salton/Maxim Housewares, Inc. has given the Company notice of its intent to close on July 27, 1998, on the purchase of the 6,535,072 shares of Salton stock owned by Windmere-Durable, in accordance with the agreement between the two companies announced on May 7, 1998.


There can be no assurance that the transaction, which is expected to generate for Windmere-Durable net cash proceeds of approximately $50 million after repayment of a $10.8 million note due Salton, will close. The Company intends to use the proceeds, when and if received, to reduce its existing indebtedness.


Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include economic conditions and the retail environment; the Company's dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; reliance on key customers; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.


Windmere-Durable Holdings, Inc., is a diversified manufacturer and distributor of a broad range of household appliances, including personal care products for the home and professional salons, electric housewares and comfort conditioning/seasonal products. The Company also markets the Litter Maid(TM) computerized, infrared, automatic self-cleaning cat litter box.